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                                                                    EXHIBIT 13.1


[THOMASTON LOGO]                                                            NEWS
                                                                         RELEASE
================================================================================
                                                            FIRST QUARTER REPORT
                                                                     1996

TO THE SHAREHOLDERS:

In the interest of saving printing costs, we decided to use this News Release form for informing shareholders and the news media simultaneously of our quarterly results. We hope you approve of this new format.

Sales for the first fiscal quarter ended September 30, 1995, were $68,596,000, about even with the same quarter last year. Net after tax earnings were $580,000, or $.09 per share. While we were not pleased with these figures, we were pleased that results are improving.

We are still dealing with high raw material prices and slow markets. Capacity utilization was low during the first quarter on yarn, piece dyed apparel fabrics, and sheets and pillowcases.

Denim shipments continue favorable, and our 20% expansion of the Pike denim weaving facility is now on line. This new production is sold through December, and sales of this product should be up in the second quarter.

The Company's new line of higher style home furnishings was well received at the October market in New York. We have strengthened our design and marketing staff, and we are confident this will generate stronger sales and earnings for these products as we go forward.

If the overall economy will remain positive, then we expect capacity utilization, sales and earnings to improve. Sales and earnings for the entire year should be better than last year.

Sincerely,

/s/ Neil H. Hightower
---------------------
Neil H. Hightower
President and CEO

                             THOMASTON MILLS, INC.
                              Post Office Box 311
                            THOMASTON, GEORGIA 30286
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                             THOMASTON MILLS, INC.

                         CONDENSED STATEMENTS OF INCOME
                  (Dollars in Thousands except Per Share Data)


                                                                                     Three Months Ended
                                                                             Sept. 30,                  Oct. 1,
                                                                                 1995                     1994
--------------------------------------------------------------------------------------------------------------
Net sales                                                                  $   68,596               $   68,556
Cost of sales                                                                  62,002                   62,548
--------------------------------------------------------------------------------------------------------------
                                                                                6,594                    6,008
Selling, general and administrative expenses                                    5,083                    4,665
Other income (expenses)                                                           200                      117
--------------------------------------------------------------------------------------------------------------
                                                                                1,711                    1,460
Interest expense                                                                  775                      723
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                                        936                      737
Provision for income taxes                                                        356                      284
--------------------------------------------------------------------------------------------------------------
Net income                                                                 $      580               $      453
--------------------------------------------------------------------------------------------------------------

Average Number Shares                                                       6,536,009                6,560,539
  Net income per share                                                     $    0.090               $    0.070
  Dividends paid per share                                                 $   0.0725               $   0.0700


                            CONDENSED BALANCE SHEETS
                             (Dollars in Thousands)

                                                                             Sept. 30,                  Oct. 1,
                                                                                 1995                     1994
--------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                                                $    1,328               $    1,277
  Accounts receivable                                                          48,166                   48,068
   Less allowance for uncollectible accounts                                     (415)                    (415)
  Inventories                                                                  40,519                   42,716
  Other current assets                                                          1,284                    1,042
--------------------------------------------------------------------------------------------------------------
                          Total Current Assets                                 90,882                   92,688

Property, Plant and Equipment                                                 229,005                  211,167
  Less allowance for depreciation                                            (140,899)                (126,418)
Other assets                                                                    2,186                      537
--------------------------------------------------------------------------------------------------------------
                                                                           $  181,174               $  177,974
--------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                                         $   11,216               $   12,665
  Accrued liabilities                                                           7,181                    7,091
  Federal and state income taxes                                                  936                      780
  Current portion of long-term debt                                             1,536                    2,222
--------------------------------------------------------------------------------------------------------------
                          Total Current Liabilities                            20,869                   22,758

Obligations under capital leases                                                1,188                    1,670
Long-term debt                                                                 41,317                   38,199
Deferred income taxes                                                           7,233                    6,571
Other liabilities                                                                 131                       85
Shareholders' Equity                                                          110,436                  108,691
--------------------------------------------------------------------------------------------------------------
                                                                           $  181,174               $  177,974
--------------------------------------------------------------------------------------------------------------

Note: As previously reported, in the first quarter of fiscal 1995 the Company changed from the FIFO to the LIFO method of accounting for purchased cloth and yarn. The cumulative effect of this change was not determinable. The effect of this change on the quarter was to decrease net income by approximately $123,000 ($.02 per share).